Exhibit 99.1

March 18, 2020

Tulsa, Oklahoma

Announcement of First Trinity Financial Corporation’s 2019 Operating Results

First Trinity Financial Corporation, Tulsa Oklahoma, is pleased to announce financial results as of and for the year ended 2019:

●	Assets increased 39.5% from $433,506,850 in 2018 to $604,936,374 in 2019, an increase of $171,429,524.

●	Revenues increased by 26.8 % from $39,241,095 in 2018 to $49,776,695 in 2019.

●	Net investment income increased 24.3% from $19,609,386 in 2018 to $24,370,040, an increase $4,760,654.

●	Net income after taxes rose 18.6% to $6,099,720 ($.78 per share), an increase of $957,574 over 2018 net income after tax of $5,142,146 ($.66 per share).

●	2019 annuity considerations received reached an all-time high of $163,781,048 of which $71,681,653 was reinsured.

●	Life insurance premium income increased 22.9% from $18,822,517 in 2018 to $23,125,090, an increase of $4,302,573.

Gregg Zahn, President and CEO of First Trinity Financial Corporation, stated “2019 was a tremendous year for First Trinity Financial Corporation and its subsidiaries Trinity Life Insurance Company, Tulsa Oklahoma, Family Benefit Life Insurance Company, Jefferson City Missouri, and Trinity American, Inc., Barbados. In 2019, we continued our profitable growth and increased domestic and international production of life insurance policies and investment contracts. We also achieved increasing net investment income and yields through our investments in bonds, mortgage loans and other long-term investments. We have positioned the Company for continued future growth and profitability as we leverage our assets and equity levels.”

About the company:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company.  It now has two wholly owned domestic life insurance subsidiaries: Trinity Life Insurance Company (www.trinitylifeinsurance.com) and Family Benefit Life Insurance Company (www.familybenefitlife.com) and a wholly owned international life insurance subsidiary, Trinity American, Inc. (www.trinityamericaninc.com).  First Trinity is owned by over 4,000 Oklahoma residents.

Contact:	Gregg E. Zahn, President and Chief Executive Officer (918) 249-2438 Gzahn@firsttrinityfinancial.com